Exhibit 99.1

PRESS RELEASE
Contact: Heather Rowe 303-426-6262 hrowe@allos.com

Allos Therapeutics Appoints David M. Stout to Its Board of Directors

WESTMINSTER, Colo., March 24, 2009 — Allos Therapeutics, Inc. (NASDAQ: ALTH), a biopharmaceutical company focused on developing and commercializing innovative new drugs for the treatment of cancer, today announced the appointment of David M. Stout, former President,  Pharmaceuticals at GlaxoSmithKline, to the Company’s Board of Directors.

“We are pleased to welcome David to our Board of Directors and look forward to benefiting from his guidance and contributions,” said Paul L. Berns, President and CEO of Allos.  “David’s 30-plus years of experience in the pharmaceutical industry will be valuable as we approach the potential commercialization of pralatrexate for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma and continue to drive our product development and commercialization plan for pralatrexate in both hematologic malignancies and solid tumors.”

Mr. Stout, age 54, served most recently as President, Pharmaceuticals at GlaxoSmithKline, where he was responsible for the company’s global pharmaceutical operations, from January 2003 to February 2008.  Prior to that, he served as President, U.S. Pharmaceuticals at GlaxoSmithKline from 1999 to January 2003.  He served as Senior Vice President and Director, Sales and Marketing-U.S. for SmithKline Beecham from 1996 to 1998.  Prior to that, Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation, from 1994 to 1996.  Mr. Stout also held various executive and sales and marketing positions with Schering-Plough Corporation from 1979, when he joined the company, until 1994.  Mr. Stout is a director of Airgas, Inc.

About Allos Therapeutics, Inc.
Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer.  In February 2009, the Company announced the final results from PROPEL, the Company’s pivotal Phase 2 (PROPEL) trial of pralatrexate in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).  The PROPEL trial was conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment (SPA) process.  Based on the results of the PROPEL trial, the Company intends to submit a New Drug Application to the U.S. Food and Drug Administration for pralatrexate for the treatment of relapsed or refractory PTCL in the first half of 2009.  The Company is also investigating pralatrexate in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma sub-types.  The Company currently retains exclusive worldwide rights to pralatrexate for all indications.  For additional information, please visit the Company’s website at www.allos.com.

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